UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kelly, Jr., Thorpe M. "Chip"
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   September 1, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Class A Common Stock                       |8368.52               |D               |                                               |
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Class A Common Stock                       |350                   |I               |By Spouse                                      |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option - Right to |Immed.   |12/31/04 |Class A Common Stock   |6,200    |$4.527    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |9/15/05  |Class A Common Stock   |11,947   |$6.032    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(1)      |12/31/06 |Class A Common Stock   |15,693   |$6.418    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(2)      |1/1/08   |Class A Common Stock   |22,247   |$8.125    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(3)      |5/21/09  |Class A Common Stock   |24,000   |$9.95     |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |9/15/05  |Class A Common Stock   |737      |$6.032    |I            |By Spouse                  |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |1/1/08   |Class A Common Stock   |3,000    |$8.125    |I            |By Spouse                  |
Buy                     |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) 10,347 options are vested and immediately exercisable; the remaining 5,346 options vest on 12/31/00.
(2) 9,416 options are vested and immediately exercisable; the remaining 12,831options vest in two equal annual increments beginning 1/1/01.
(3) 6,000 options are vested and immediately exercisable; the remaining 18,000 options vest in three equal annual increments beginning 1/1/01.
SIGNATURE OF REPORTING PERSON
Thorpe M. "Chip"  Kelly, Jr.
DATE
September 6, 2000